Exhibit 99.B(d)(81)

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Western Asset Management Company, LLC
As of July 31, 2020, as amended October 27, 2022

Pursuant to Article 4, the Adviser shall pay the Sub-Adviser compensation at an annual rale as follows:

SEI Institutional Managed Trust

Core Fixed Income Fund      [REDACTED]

Multi-Asset Income Fund     [REDACTED]

SEI Investments Management Corporation		Western Asset Management Company, LLC

By:	/s/ Stephen G. MacRae	By:	/s/ Karlen Powell

Name:	Stephen G. MacRae	Name:	Karlen Powell

Title:	Vice President	Title:	Head of Client Service